NEWS RELEASE

Contact: Alliance Data
Ed Heffernan
Analysts/Investors
972.348.5191
Ed.Heffernan@alliancedata.com

Shelley Whiddon – Media
972.348.4310
Shelley.Whiddon@alliancedata.com

Priority Club Rewards — IHG
Stephen Boggs
Senior Manager, Corporate Communications
InterContinental Hotels Group
Stephen.Boggs@ihg.com
770.604.5793

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS
MULTI-YEAR RENEWAL AGREEMENT WITH INTERCONTINENTAL HOTEL GROUP (IHG)

Agreement Extends Long-Standing Relationship with Leading Global Hotel Group

DALLAS, Texas (Feb. 28, 2008) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that IHG (InterContinental Hotels Group) has signed a multi-year renewal agreement as a sponsor in Alliance Data’s Canadian AIR MILES® Reward Program. A sponsor since 1994, IHG is a network of more than 3,900 hotels worldwide, including InterContinental Hotels, Crowne Plaza, Hotel Indigo, Holiday Inn, Holiday Inn Express, Staybridge Suites and Candlewood Suites. Since 1994, Canadian AIR MILES collectors have been able to earn reward miles at IHG’s 3,900 worldwide locations by registering in IHG’s Priority Club® Rewards program and opting to automatically earn AIR MILES reward miles. IHG is also a reward supplier in the AIR MILES Reward Program, offering collectors the opportunity to redeem reward miles for stays at any IHG hotels worldwide.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 800 different rewards, such as travel, movie passes, entertainment attractions, electronic merchandise and more.

“In the very competitive hotel industry, customer loyalty is a tremendous competitive advantage,” said Don Berg, vice president Loyalty Programs, IHG. “For more than 14 years, our relationship with the AIR MILES Reward Program has consistently enabled us to build stronger, more loyal relationships with our customers, while also helping us to meet our strategic business goals.”

“This contract renewal with IHG clearly demonstrates our ability to work collaboratively with long-term clients and assist them in pursuing their business objectives,” said Bryan Pearson, president, Alliance Data Loyalty Services. “Managing a portfolio of leading hotel brands, IHG represents the kind of partner that adds tremendous value for our collectors, both as a sponsor and reward supplier in the program. We look forward to continuing our relationship and helping IHG grow their business through the AIR MILES Reward Program.”

About Alliance Data
Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its website, www.AllianceData.com.

About InterContinental Hotels Group
InterContinental Hotels Group PLC (IHG) of the United Kingdom [LON: IHG, NYSE: IHG (ADRs)] is one of the world’s largest hotel groups by number of rooms. IHG owns, manages, leases or franchises, through various subsidiaries, over 3,900 hotels and more than 585,000 guest rooms in nearly 100 countries and territories around the world. IHG owns a portfolio of well recognized and respected hotel brands including InterContinental® Hotels & Resorts, Crowne Plaza® Hotels & Resorts, Holiday Inn® Hotels and Resorts, Holiday Inn Express®, Staybridge Suites®, Candlewood Suites® and Hotel Indigo®, and also manages the world’s largest hotel loyalty program, Priority Club® Rewards with over 37 million members worldwide.

The company pioneered the travel industry’s first collaborative response to environmental issues as founder of the International Hotels and Environment Initiative (IHEI). The IHEI formed the foundations of the Tourism Partnership launched by the International Business Leaders Forum in 2004, of which IHG is still a member today. The environment and local communities remain at the heart of IHG’s global corporate responsibility focus.

IHG offers information and online reservations for all its hotel brands at www.ihg.com and information for the Priority Club Rewards program at www.priorityclub.com. For the latest news from IHG, visit our online Press Office at www.ihg.com/media
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Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the proposed merger, including the risk that conditions to closing, including the condition relating to OCC approval, may not be satisfied and that the proposed merger may not be consummated, as well as risks and uncertainties arising from actions that the respective parties to the merger agreement may take in response to the developments discussed in this release or the filing or outcome of the litigation commenced by the Company against the Blackstone entities. The Company cannot provide any assurance that the conditions to closing the transactions will be satisfied or that the proposed merger will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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